Exhibit 99

Citizens Bancorp of Virginia, Inc. Announces 2003 Earnings

Mark C. Riley, President and Chief Executive Officer, announced earnings for 2003 were $2.53 million ($1.03 per share) versus $2.82 million ($1.14 per share) for the year ending 2002. Citizens Bancorp of Virginia, Inc. is a bank holding company whose only subsidiary is Citizens Bank & Trust Co., Blackstone, Virginia.

The decline in earnings was directly attributable to a reduction in Net Interest Income (down $449,000) due to historic low interest rates and a reduction in average loans from 2002 to 2003. Additional factors influencing the reduction in Net Income were increased Personnel expenses (up $684,000) related to staff additions in response to issues raised in the Memorandum of Understanding (MOU) and revised benefit programs for all employees, increased Equipment Expense (up $376,000) related to new core processing and telephone systems and increased Other Expenses (up $588,000) that were related to efforts to address the MOU issues, including  Marketing, Data Processing, Community Activities, Insurance and other miscellaneous items. Partially offsetting these items were increases in Other Income ($655,000) related to Investment income, Gain on Sale of Real Estate and Fee Income,  and a reduction in Provision for Loan Losses (down $767,000) as problems in the Loan Portfolio were reduced.

As Mr. Riley noted in the October 20, 2003 Citizens Bank & Trust Co. Press Release,  the focus of the bank’s efforts in 2003 were to be released from the Memorandum of Understanding that was enacted in 2002. This involved focusing personnel, legal, consulting and related areas on the areas addressed in the MOU. With the termination of the MOU as of September 26, 2003, Mr. Riley indicated Other Expenses should be more in line in 2004.

As of December 31, 2003, Total Assets of the Corporation was $270 million, down slightly from $272 million for the year ending December 31, 2002. Total deposits as of 12/31/2003 were $237 million. This marked a $1.7 million decline from the 12/31/2002 level as the bank focused on developing lower cost checking and money market funds. In 2002, the bank experienced a reduction of $28 million in loans. In 2003, loans increased 5% from $167 million to $175 million.

Mr. Riley indicated “With the entry of the bank in the Chesterfield county market in the spring and the hard work by the staff in addressing the challenges in 2003, we believe the bank is well positioned to grow in 2004 and improve its earnings over 2003.”